Exhibit 5.1

October 30, 2020

Fennec Pharmaceuticals Inc.

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

Re: Up to $25,000,000 of common shares to be offered pursuant to an At The Market Offering Agreement

Ladies and Gentlemen:

We have acted as counsel for Fennec Pharmaceuticals Inc., a British Columbia corporation (the “Company”), in connection with the issuance and sale by the Company of common shares in the capital of the Company (“Common Shares”) up to an aggregate initial offering amount of $25,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333-221093) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on November 3, 2017 (such Registration Statement, together with the prospectus included within the Registration Statement, the “Base Prospectus”), and the prospectus supplement dated October 30, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company pursuant to the terms of the At The Market Offering Agreement, dated October 30, 2020, by and between the Company and H.C. Wainwright & Co., LLC (the “Agreement”) and in the manner described in the Prospectus.

In connection with this opinion, we have examined and relied upon: (i) the Agreement; (ii) the Prospectus; (iii) the currently effective Articles and Notice of Articles of the Company, as amended to date (the “Articles”); (iv) certain resolutions of the Board of Directors of the Company evidencing the corporate proceedings taken by the Company to authorize the issuance of the Shares; and (v) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based solely on the present laws and applicable regulations of the Province of British Columbia and the laws of Canada in force therein. We express no opinion as to matters involving the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Prospectus and the Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Yours truly,

/s/ LaBarge Weinstein LLP

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